FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
October 12, 2010	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Seismic Acquisition Targets Warsaw South Drill Sites

Salt Lake City, October 12, 2010 – FX Energy, Inc. (NASDAQ: FXEN) today reported that the Company will begin a new 2D seismic acquisition program during the fourth quarter 2010.  The program is planned to identify drill sites in the Company’s 640,000 acre Warsaw South concession.  A total of 273 kilometers of seismic will be acquired under a recently signed contract with Geofizyka Torun.

The seismic will be processed and interpreted with plans to begin the tender for the first well in the Warsaw South concession during January 2011.  The first well is expected to begin drilling operations in March or April 2011.  FX Energy owns 100% interest and is the operator of the Warsaw South concession block.

The Warsaw South concession is a virtually unexplored area at the terminus of the Permian Basin southeast of Warsaw.  The primary exploration targets in the concession are Carboniferous, Zechstein Ca-1 and Rotliegend.

“We think there could be great potential in the Warsaw South concession,” said David Pierce, CEO of FX Energy, “and we have wanted to explore the block for some time.  Now, with our growing cash flow, we have the means to carry out a sustained exploration program in Warsaw South with the hope of opening up a new core area.  Our primary focus remains our producing Fences concession, but we are pleased now to be able to devote meaningful resources to exploration on our other acreage in Poland.”

FX Energy also reported that the Lisewo well in the Company’s Fences concession block is currently drilling at a depth of approximately 1,500 meters.  FX Energy owns 49% of the Lisewo well; the Polish Oil and Gas Company operates and owns 51%.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.